Exhibit 99.4

Consent of Independent Manager Nominee

Union Electric Company and Ameren Missouri Securitization Funding I, LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of securitized utility tariff bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person about to become a manager of Ameren Missouri Securitization Funding I, LLC in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Lisa M. Pierro
Name: Lisa M. Pierro